EXHIBIT 99

Press Release dated June 28, 1999, of Darden Restaurants, Inc.


                          DARDEN APPOINTS BARRY MOULLET
                   SENIOR VICE PRESIDENT OF DARDEN RESTAURANTS

                 Wisconsin Native Tapped for Executive Team at
                     Nation's Largest Casual Dining Company

ORLANDO, FL - Barry Moullet, Senior Vice President Purchasing and Distribution has been promoted to Senior Vice President Purchasing, Distribution and Food Safety for Darden Restaurants, and a member of the Darden Executive Management Team as a Corporate Officer.

"Barry's outstanding contributions to our family of restaurants has provided Darden a competitive point of difference in partnership with vendors, buyers and quality assurance," said Joe Lee, Chairman and CEO of Darden. "Barry and his team are now positioned to continue to deliver exceptional quality products to our restaurants everyday."

In his new position Moullet will be responsible for the purchase, distribution and quality assurance of $1.1 billion in food and smallwares to over 1,150 Red Lobster, Olive Garden and Bahama Breeze restaurants. He and his team purchase nearly 3,300 products from 1,500 vendors in 44 countries and distribute over 20 million cases through a network of 19 warehouses which service the Darden system of restaurants.

Moullet joined Darden Restaurants in July 1996 as Senior Vice President, Purchasing and Distribution. He has 15 years experience in the purchasing field, most recently with Restaurant Services, Inc., a Burger King Purchasing Co-operative in Coral Gables, Florida, where he was responsible for the purchase of $1.8 billion of food, packaging, equipment, and services for all domestic Burger King operations. Prior to Burger King, Barry was affiliated with KFC (Kentucky Fried Chicken) and the Pillsbury Company.

Barry holds a Masters Degree in Business and a Bachelor of Science Degree in Chemistry and Marketing.

Darden Restaurants, in Orlando, Florida, is the world's largest casual dining company, with more than 1,150 restaurants operating under the Red Lobster, Olive Garden and Bahama Breeze brands, over 116,000 employees and annual sales of nearly $3.5 billion.


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